Exhibit 10.6

LIMITED LIABILITY COMPANY AGREEMENT

OF

SH EMPLOYEECO LLC

Dated as of July 1, 2012

1

LIMITED LIABILITY COMPANY AGREEMENT
OF SH EMPLOYEECO LLC

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Section 13.1 Confidentiality	26
Section 13.2 Entire Agreement	26
Section 13.3 Governing Law	26
Section 13.4 Severability	26
Section 13.5 Effect	26
Section 13.6 Captions	26
Section 13.7 Counterparts	27
Section 13.8 Waiver of Partition	27
Section 13.9 Waiver of Trial by Jury.	27
Section 13.10 Waiver of Judicial Dissolution	27
Section 13.11 Binding Arbitration	27

ii

iii

LIMITED LIABILITY COMPANY AGREEMENT

OF

SH EMPLOYEECO LLC
This LIMITED LIABILITY COMPANY AGREEMENT of SH EMPLOYEECO LLC dated as of July 1, 2012, by and among the Members listed on the signature pages hereto and Station Holdco LLC, a Delaware limited liability company (“Holdco”), as Manager. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in Section 2.1.
RECITALS
WHEREAS, the Certificate of Formation of the Company was filed with the Office of the Secretary of State of Delaware on December 16, 2011; and
WHEREAS, the Members desire to enter into a Limited Liability Company Agreement on the terms and conditions herein set forth.

AGREEMENT
NOW, THEREFORE, in consideration of the promises and covenants contained herein, the parties hereto agree as follows:

ARTICLE 1. FORMATION OF THE COMPANY

Section 1. 1Formation of the Company. The Company was formed as a limited liability company under the Act by the filing of the Certificate with the Office of the Secretary of State of Delaware on December 16, 2011. The Company shall accomplish all filing, recording, publishing and other acts necessary or appropriate for compliance with all requirements for operation of the Company as a limited liability company under this Agreement and the Act and under all other laws of the State of Delaware and such other jurisdictions in which the Company determines that it may conduct business.

Section 1. 2Name. The name of the Company is “SH Employeeco LLC,” as such name may be modified from time to time by the Manager as it may deem advisable.

Section 1. 3Business of the Company. Subject to the limitations on the activities of the Company otherwise specified in this Agreement, the purpose and business of the Company shall be:

(a)to acquire, own and hold Station Holdco Profit Units and to perform all of the duties and obligations and to exercise all authority and rights of the “Profit Unit Member” under and in accordance with the Station Holdco LLC Agreement; and

(b)to engage in any activity and to exercise any powers permitted to limited liability companies under the laws of the State of Delaware that are related or incidental to the foregoing and necessary, advisable, appropriate or expedient to accomplish the foregoing.

Section 1. 4Location of Principal Place of Business. The location of the principal place of business of the Company shall be 1505 S. Pavilion Center Drive, Las Vegas, Nevada 89135 or such other location as may be determined by the Manager. In addition, the Company may maintain such other offices as the Manager may deem advisable at any other place or places within or without the State of Delaware.
Section 1. 5Registered Agent. The registered agent for the Company shall be The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 or such other registered agent as the Manager may designate from time to time.

Section 1. 6Term. The term of the Company commenced on the date of filing of the Certificate, and shall be perpetual unless the Company is earlier dissolved and terminated in accordance with the provisions of this Agreement.

ARTICLE 2. DEFINITIONS

Section 2.1.Definitions. The following terms used in this Agreement shall have the following meanings.
“AAA” has the meaning set forth in Section 13.11.
“Act” means the Delaware Limited Liability Company Act, 6 Del. Code §18-101, et seq., as in effect on the date hereof and as it may be amended hereafter from time to time.
“Additional Members” has the meaning set forth in Section 3.1(a).
“Adjusted Capital Account” has the meaning set forth in Section 4.2.
“Adjustment Event” has the meaning set forth in the Plan.
“Affected Member” has the meaning set forth in Section 3.5.
“Affiliate” means, with respect to another Person, (i) any Person directly or indirectly owning, Controlling or holding with power to vote 10% or more of the outstanding voting securities of or equity or beneficial interests in such other Person, (ii) any Person 10% or more of whose outstanding voting securities or equity or beneficial interests are directly or indirectly owned, controlled or held with power to vote by such other Person, (iii) any Person 10% or more of whose outstanding voting securities or equity or beneficial interests are directly or indirectly owned, Controlled or held with power to vote by a Person directly or indirectly owning, Controlling or holding with power to vote 10% or more of the outstanding voting securities or equity or other beneficial interest of such other Person with whom Affiliate status is being tested, or (iv) any Person directly or indirectly Controlling, Controlled by or under common Control with such other Person. Notwithstanding the foregoing, in no event shall any Member or any of its Affiliates be deemed to be an Affiliate of any other Member or any of its Affiliates (other than the Company) solely by reason of such Member's control of the Company. For purposes of the foregoing, “Control” means the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through ownership or voting of securities, by contract or otherwise.
“Agreement” means this Limited Liability Company Agreement, as amended, modified or supplemented from time to time.
“Available Cash” at the time of any distribution means the excess of (a) all cash then held by the Company to the extent not otherwise required to pay Company expenses, including amounts payable by the Company pursuant to Section 7.4 or Section 7.6 hereof over (b) the amount of reserves established by the Company in accordance with Section 5.4.
“Award Agreement” means, with respect to any Member, the award agreement executed by such Member specifying the number, and governing the terms, of the Units held by such Member.
“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks are authorized or required to close in Las Vegas, Nevada or New York City, New York.
“Call Closing Date” has the meaning set forth in Section 7.4(a).
“Call Member” has the meaning set forth in Section 7.4.
“Call Notice” has the meaning set forth in Section 7.4.
“Call Purchase Price” has the meaning set forth in Section 7.4(b).
“Called Units” has the meaning set forth in Section 7.4.
“Capital Account” means, with respect to each Member, the account established and maintained for such Member on the books of the Company in compliance with Regulation §§ 1.704-1(b)(2)(iv) and 1.704-2, as amended. Subject to the preceding sentence, each Member's Capital Account balance shall initially equal the amount of cash and the Contribution Value of any other property contributed by such Member. Throughout the term of the Company, each Capital Account will be (i) increased by the amount of (A) income and gains allocated to such Capital Account pursuant to Article 4 and (B) the amount of any cash and the Contribution Value of any other property subsequently contributed to such Capital Account, and (ii) decreased by the amount of (A) losses and deductions allocated to such Capital Account pursuant to Article 4 and (B) the amount of cash and the Distribution Value of any other property distributed or transferred from such Capital Account pursuant to Article 3, 5 or 10.
“Capital Contribution” means a contribution to the capital of the Company.

“Certificate” means the Certificate of Formation of the Company, as amended, modified or supplemented from time to time.
“Change of Control” has the meaning set forth in the Plan.
“Code” means the Internal Revenue Code of 1986, as amended from time to time (or any succeeding law).
“Company” means the limited liability company formed by the filing of the Certificate and governed by this Agreement under the name “SH Employeeco LLC.”
“Contribution Value” means the Value of a Company asset contributed by a Member to the Company (net of liabilities secured by such contributed asset that the Company is treated as assuming or taking subject to).
“Control” has the meaning set forth in the definition of “Affiliate” in this Article 2.
“Controlled Affiliate” has the meaning set forth in the Equityholders Agreement.
“Distribution Value” means the Value of a Company asset distributed to a Member by the Company (net of liabilities secured by such distributed asset that such Member is treated as assuming or taking subject to).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.
“Equityholders Agreement” means the Equityholders Agreement dated as of June 16, 2011, as amended as of July 1, 2012, by and among Station Holdco, the Company, Station Casinos, the subsidiaries of Station Casinos party thereto, Station Voteco LLC, and the equityholders of Station Holdco and Station Voteco LLC party thereto, as the same may be further amended, modified, supplemented or amended and restated from time to time.
“Fair Market Value” means, with respect to any Member's Interest, an amount equal to the fair market value of the Interests determined based on the value (as such term is defined in the Plan) of the Station Holdco Profit Units as determined pursuant to the Plan.
“Fiscal Year” has the meaning set forth in Section 6.3.
“Gaming Authority” means any federal, state, local or other governmental, regulatory or administrative authority, agency, board, commission or officials responsible for, or involved in, the regulation of gaming or gaming activities or the sale of liquor, in each case, that now or hereafter has jurisdiction over all or any portion of the gaming activities of the Company or any of its respective Affiliates.
“Gaming Laws” means any applicable provisions of all constitutions, treaties, statutes and laws pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority or any other authority of any kind or description over gaming within the jurisdiction of such Gaming Authority, and all rules, regulations, ordinances, approvals, orders, decisions, judgments, awards and decrees of any Gaming Authority.
“Gaming License” means all licenses, consents, permits, approvals, authorizations, registrations, findings of suitability, qualifications, franchises and entitlements issued by any Gaming Authority necessary for or relating to the conduct of activities or the ownership of any equity interest in an entity engaged in activities under the Gaming Laws.
“Gross Asset Value” means, with respect to any asset, such asset's adjusted basis for U.S. federal income tax purposes, except as follows:

(a)The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the Contribution Value;

(b)The Gross Asset Value of all Company assets shall be adjusted to equal their respective gross Values as determined by the Manager, immediately prior to the following times: (i) the acquisition of an interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution to the Company, (ii) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for all or part of an interest in the Company (including the redemption of all or any portion of a Member's Units), (iii) the grant of an interest in the Company as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity or by a new Member acting in a Member capacity or in anticipation of being a Member (including, for the avoidance of doubt, in connection with the issuance of any Units), and (iv) the liquidation of the Company within the meaning of Regulation section 1.704-1(b)(2)(ii)(g)(1) (other than pursuant to section 708(b)(1)(B) of the Code);

(c)The Gross Asset Value of any Company asset distributed to a Member shall be the gross Value of such asset on the date of distribution as reasonably determined by the Manager; and

(d)The Gross Asset Value of all Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such property pursuant to section 734(b) or section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation section 1.704-1(b)(2)(iv)(m); provided, however, Gross Asset Value shall not be adjusted pursuant to this clause (d) to the extent the Manager determines that an adjustment pursuant to clause (b) hereof is necessary or appropriate in connection with the transaction that would otherwise result in an adjustment pursuant to this clause (d).
If the Gross Asset Value of an asset has been determined or adjusted pursuant to clause (b) or (d) hereof, such Gross Asset Value shall thereafter be adjusted by the depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Loss and other items allocated pursuant to Article 4. Determinations of Gross Asset Value hereunder shall be made promptly following the relevant date and, to the extent applicable, shall be based on the Company's financial statements for the fiscal quarter ending on such relevant date or during which such relevant date occurs, unless otherwise determined by the Manager.

“Indemnified Party” has the meaning set forth in Section 8.9(a).
“Interest” when used in reference to an interest in the Company, means the entire ownership interest of a Member in the Company at any particular time, including its interest in the capital, profits, losses and distributions of the Company.
“Liquidator” has the meaning set forth in Section 10.2(b).
“Manager” means Station Holdco and each replacement Manager appointed pursuant to Section 8.13.
“Member” means each of the Persons listed on the signature pages attached hereto, as well as each Substituted Member and each Additional Member.
“Net Income” and “Net Loss,” respectively, for any period means the income or loss of the Company for such period as determined in accordance with the method of accounting followed by the Company for Federal income tax purposes, including, for all purposes, any income exempt from tax and any expenditures of the Company which are described in section 705(a)(2)(B) of the Code; provided, however, that in determining Net Income and Net Loss and every item entering into the computation thereof, solely for the purpose of adjusting the Capital Accounts of the Members (and not for tax purposes), (i) any income, gain, loss or deduction attributable to the taxable disposition of any Company asset shall be computed as if the adjusted basis of such Company asset on the date of such disposition equaled its Gross Asset Value as of such date, (ii) if any Company asset is distributed in-kind to a Member, the difference between its Value and its Gross Asset Value at the time of such distribution shall be treated as gain or loss, (iii) any depreciation, cost recovery and amortization as to any Company asset shall be computed by assuming that the adjusted basis of such Company asset equaled its book value determined under the methodology described in Regulation §1.704-1(b)(2)(iv)(g)(3) and (iv) in the event the Gross Asset Value of any asset is adjusted pursuant to clause (b) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income and Net Loss; and provided, further, that any item (computed with the adjustments in the preceding proviso) allocated under Section 4.2 shall be excluded from the computation of Net Income and Net Loss.
“Percentage Interest,” with respect to each Member shall mean the percentage determined by dividing (i) the number of Units held by such Member by (ii) the total number of Units outstanding.
“Person” means any individual, partnership, limited liability company, association, corporation, trust or other entity.
“Plan” means that certain Station Holdco Profit Units Plan, effective as of July 1, 2012, as the same may be amended, modified or supplemented from time to time.
“Presumed Tax Liability” means, with respect to each Member for any Fiscal Year, an amount equal to the product of (a) the amount of taxable income allocated by the Company to such Member for such Fiscal Year and (b) the Presumed Tax Rate.

“Presumed Tax Rate” for any Fiscal Year means the highest effective combined Federal, state and local income tax rate applicable during such Fiscal Year to a natural person residing in Las Vegas, Nevada, taxable at the highest marginal Federal income tax rate and the highest marginal Nevada and Las Vegas income tax rates (after giving effect to the Federal income tax deduction for such state and local income taxes and taking into account the effects of Code sections 67 and 68).
“Regulation” means a Treasury Regulation promulgated under the Code.
“Station Casinos” means Station Casinos LLC, a Delaware limited liability company.
“Station Holdco” means Station Holdco LLC, a Delaware limited liability company.
“Station Holdco Call” has the meaning set forth in Section 7.4.
“Station Holdco LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of Station Holdco, dated as of July 1, 2012, as the same may be amended, modified, supplemented, replaced and amended and restated from time to time.
“Station Holdco Profit Units” means profit units issued by Station Holdco to the Company.
“Substituted Member” means any Person admitted to the Company as a substituted Member pursuant to the provisions of Article 9.
“Tax Distribution” has the meaning set forth in Section 5.2.
“Tax Matters Partner” has the meaning set forth in Section 8.8.
“Taxable Members” has the meaning set forth in Section 4.2(g).
“Units” means, with respect to any Member, the Units representing a limited liability company interest in the Company held by such Member, as described in the applicable Award Agreement or Award Agreements.
“Unsuitable Member” has the meaning set forth in Section 7.6(d).
“Unvested Units” means, as of any date of determination, any Units that have not become vested pursuant to the applicable Award Agreement.
“Value” of any asset or Interest, as of any date, means the fair market value of such asset or Interest as of such date, as determined by the Manager in good faith.
“Vested Units” means, with respect to any Member, the number of Units held by such Member that have vested pursuant to the terms of the applicable Award Agreement.

Section 2.2.Rules of Interpretation. Unless the context otherwise clearly requires: (a) a term has the meaning assigned to it; (b) “or” is not exclusive; (c) wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, feminine or neuter shall include the masculine, feminine and neuter; (d) provisions apply to successive events and transactions; (e) all references in this Agreement to “include” or “including” or similar expressions shall be deemed to mean “including, without limitation”; (f) all references in this Agreement to designated “Articles,” “Sections,” “paragraphs,” “clauses” and other subdivisions are to the designated Articles, Sections, paragraphs, clauses and other subdivisions of this Agreement, and the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, paragraph, clause or other subdivision; and (g) any definition of or reference to any agreement, instrument, document, statute or regulation herein shall be construed as referring to such agreement, instrument, document, statute or regulation as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein). This Agreement is among financially sophisticated and knowledgeable parties and is entered into by the parties in reliance upon the economic and legal bargains contained herein and shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party who prepared, or caused the preparation of, this Agreement or the relative bargaining power of the parties. Wherever in this Agreement a Member or other Person is empowered to take or make a decision, direction, consent, vote, determination, election, action or approval, such Member or Person is entitled to consider, favor and further such interests and factors as it desires, including its own interests, and has no duty or obligation to consider, favor or further any other interest of the Company, any subsidiary of the Company or any other Member or Person. Wherever in this Agreement a Member is permitted or required to make a decision or determination or take an action in its “discretion” or its “judgment,” that means that such Member may take that decision in its “sole discretion” or “sole judgment” without regard to the interests of any other Person.

ARTICLE 3. INTERESTS AND CAPITAL CONTRIBUTIONS

Section 3.1Issuance of Interests and Capital Contributions.

(a)On the date hereof, the Company shall issue to (i) each Member other than Station Holdco, the number of Units set forth in such Member's Award Agreement and (ii) Station Holdco, one Unit. The Manager may authorize the issuance of additional Units and admit additional Members (“Additional Members”) from time to time, provided that Station Holdco shall have issued additional Station Holdco Profit Units to the Company substantially concurrently with the issuance of such additional Units by the Company.

(b)Notwithstanding the provisions of Section 3.1(a), no Person may be admitted as an Additional Member if such admission would cause the Company to be treated as an association taxable as a corporation for Federal income tax purposes, cause the Company to be treated as a “publicly traded partnership” within the meaning of section 7704 of the Code, violate or cause the Company to violate any applicable Federal, state or foreign law, rule or regulation, including, without limitation, the Securities Act of 1933, as amended, or any other applicable Federal, state or foreign securities laws, rules or regulations, cause the Company to be an investment company required to be registered under the Investment Company Act of 1940, as amended, or cause some or all of the Company's assets to be “plan assets” or the trading and investment activity of the Company to be subject to ERISA and/or section 4975 of the Code.

(c)Each Additional Member shall execute such documentation as required by the Manager pursuant to which such Additional Member agrees to be bound by the terms and provisions of this Agreement.

(d)Each Person desiring to become an Additional Member shall be admitted to the Company upon the approval of the Manager and the delivery of a counterpart signature page to this Agreement that has been duly executed and delivered to the Company and any other documentation required by the Manager. The Company shall reflect each admission authorized under this Section 3.1 by preparing an amendment to this Agreement, dated as of the date of such admission, to reflect such admission.

(e)Except as otherwise required by law or pursuant to this Section 3.1, no Member shall be required to make Capital Contributions to the Company without the prior consent of such Member and the Manager. Except as otherwise required by law or pursuant to this Section 3.1, no Member shall be permitted to make Capital Contributions to the Company without the prior consent of the Manager.
Section 3.2Vesting of Units.

(a)The Units held by any Member shall vest as set forth in such Member's Award Agreement or Award Agreements. Any Unvested Units held by any Member shall be automatically forfeited upon the termination of the employment of such Member by Station Casinos or any of its Controlled Affiliates for any reason. Upon the occurrence of a Change of Control, all Unvested Units shall immediately vest. Each Member agrees that to the extent that there is any discrepancy between the definition of “Change of Control” contained herein and the definition of “change of control” contained in the employment agreement, severance agreement, change of control agreement or similar agreement between Station Casinos or any Controlled Affiliate of Station Casinos, on the one hand, and such Member, on the other hand, the definition of “Change of Control” set forth herein shall control and each such agreement shall be deemed to be amended to include the definition of “Change of Control” set forth herein.

(b)Notwithstanding any other provision of this Agreement, (i) each Member shall, and shall cause each of its Affiliates and transferees to, take any action requested by the Company to ensure that the fair market value of any Station Holdco Profit Unit at the time of issuance is treated for U.S. federal income tax purposes as being equal to the “liquidation value” (within the meaning of Prop. Treas. Reg. section 1.83-3(l)) of such Station Holdco Profit Unit and (ii) without limiting the generality of the foregoing, to the extent required in order to attain or ensure such treatment, agreeing to any condition imposed on such Member, its Affiliates or its transferees, executing any amendment to this Agreement or other agreements, executing any new agreement, making any tax election or tax filing, and agreeing not to take any contrary position unless required pursuant to applicable law. Except to the extent not permitted by law, the Company and each Member agree to treat the Units as “profits interests” within the meaning of

Rev. Proc. 93-27, 1993-2 C.B. 343. Except to the extent not permitted by law, in accordance with Rev. Proc. 2001-43, 2001-2 C.B. 191 the Company shall treat a Member holding a Unit as the owner of such Unit from the issue date of such Unit. Except as required pursuant to a “Determination” as defined in section 1313(a) of the Code, the Company and the Members agree not to claim a deduction (as wages, compensation or otherwise) for the fair market value of any Unit issued to a Member, either at the time of issuance of the Unit, or at the time the Unit becomes substantially vested. Except to the extent not permitted by law, the provisions of this Section 3.2(b) shall apply regardless of whether the Member files an election pursuant to section 83(b) of the Code.

Section 3.3Interest on Capital Contributions. No Member shall be entitled to interest on or with respect to any Capital Contribution.

Section 3.4Withdrawal and Return of Capital Contributions. Except as provided in this Agreement, no Member shall be entitled to withdraw any part of such Member's Capital Contribution or to receive distributions from the Company.

Section 3.5Forfeiture of Units Upon Adjustment Event. Unless otherwise expressly provided in the employment agreement of the applicable Member with Station Casinos or any of its Controlled Affiliates, if an Adjustment Event occurs with respect to such Member (the “Affected Member”), then the Units held by such Affected Member shall be forfeited by such Affected Member and the Percentage Interest of such Affected Member shall be reduced to zero (effective as of the date such Adjustment Event occurred).

ARTICLE 4. ALLOCATION OF NET INCOME AND NET LOSS

Section 4.1General. The Members agree to treat the Company as a partnership and the Members as partners for Federal income tax purposes and shall file all tax returns accordingly. Net Income or Net Loss, as the case may be, and to the extent necessary, each item of income, gain, loss and deduction entering into the computation thereof, for each Fiscal Year (or any other period that the Manager deems appropriate) shall be allocated to the Members in a manner such that the Capital Account of each Member, after giving effect to the allocations set forth in Section 4.2, is, as nearly as possible, equal (proportionately) to (i) the distributions that would be made if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Gross Asset Value (except that any Company asset that is realized in such Fiscal Year shall be treated as if sold for an amount of cash equal to the sum of any net cash proceeds and the Value of any property actually received by the Company in connection with such disposition), all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability) and the net assets of the Company were distributed in accordance with Section 10.3 to the Members immediately after making such allocation (assuming, solely for purposes of this provision, that any Unvested Units are Vested Units) minus (ii) such Member's share of partnership minimum gain (within the meaning of Regulation § 1.704‑2(d)) and partner nonrecourse debt minimum gain (within the meaning of Regulation § 1.704-2(i)(2)).

Section 4.2Other Allocation Provisions.

(a)If during a Fiscal Year there is a net decrease in “partnership minimum gain” (within the meaning of Regulation § 1.704‑2(d)) with respect to the Company, then there shall be allocated to each Member items of income and gain of the Company for such Fiscal Year (and, if necessary, for succeeding Fiscal Years) equal to such Member's share of the net decrease in partnership minimum gain (within the meaning of Regulation § 1.704-2(g)(2)), subject to the exceptions set forth in Regulation § 1.704-2(f)(2) and (3), and to any exceptions provided by the Commissioner of the Internal Revenue Service pursuant to Regulation § 1.704-2(f)(5), provided, that if the Company has any discretion as to an exception provided pursuant to Regulation § 1.704-2(f)(5), the Manager may exercise reasonable discretion on behalf of the Company. The foregoing is intended to be a “minimum gain chargeback” provision as described in Regulation § 1.704‑2(f) and shall be interpreted and applied in all respects in accordance with such Regulation.

If during a Fiscal Year there is a net decrease in partner nonrecourse debt minimum gain (as determined in accordance with Regulation § 1.704-2(i)(3)) with respect to the Company, then, in addition to the amounts, if any, allocated pursuant to the preceding paragraph, any Member with a share of such partner nonrecourse debt minimum gain (determined in accordance with Regulation § 1.704-2(i)(5)) as of the beginning of the Fiscal Year shall, subject to the exceptions set forth in Regulation § 1.704-2(i)(4), be allocated items of income and gain of such Fiscal Year for the Fiscal Year (and, if necessary, for succeeding Fiscal Years) equal to such Member's share of the net decrease in the partner nonrecourse minimum gain. The foregoing is intended to be the “chargeback of partner nonrecourse debt minimum gain” required by Regulation § 1.704-2(i)(4) and shall be interpreted and applied in all respects in accordance with such Regulation.

(b)If during any Fiscal Year a Member unexpectedly receives an adjustment, allocation or distribution described in Regulation § 1.704‑1(b)(2)(ii)(d)(4), (5) or (6), which causes or increases a deficit balance in such Member's Adjusted Capital Account, there shall be allocated to such Member items of income and gain (consisting of a pro rata portion of each item of income, including gross income, and gain of the Company for such Fiscal Year) in an amount and manner sufficient to eliminate such deficit as quickly as possible. The foregoing is intended to be a “qualified income offset” provision as described in Regulation § 1.704‑1(b)(2)(ii)(d) and shall be interpreted and applied in all respects in accordance with such Regulation.
A Member's “Adjusted Capital Account,” at any time, shall equal the Member's Capital Account at such time (x) increased by the sum of (A) the amount of the Member's share of partnership minimum gain (as defined in Regulation § 1.704‑2(g)(1) and (3)), (B) the amount of the Member's share of partner nonrecourse debt minimum gain (as defined in Regulation § 1.704-2(i)(5)) and (C) any amount of the deficit balance in its Capital Account that the Member is treated as obligated to restore pursuant to Regulation § 1.704-1(b)(2)(ii)(c) and (y) decreased by reasonably expected adjustments, allocations and distributions described in Regulation §§ 1.704‑1(b)(2)(ii)(d)(4), (5) and (6). This definition shall be interpreted consistently with Regulation § 1.704-1(b)(2)(ii)(d).

(c)Notwithstanding anything to the contrary in this Article 4,

(i)losses, deductions, or expenditures subject to Code section 705(a)(2)(B) that are attributable to a particular partner nonrecourse liability shall be allocated to the Member that bears the economic risk of loss for the liability in accordance with the rules of Regulation § 1.704-2(i); and

(ii)losses, deductions, or expenditures subject to Code section 705(a)(2)(B) that are attributable to partnership nonrecourse liabilities shall be allocated to the Members in proportion to their Percentage Interests.

(d)(i) Notwithstanding any provision of Section 4.1, no allocation of Net Loss shall be made to a Member if it would cause the Member to have a negative balance in its Adjusted Capital Account. Allocations of Net Loss that would be made to a Member but for this Section 4.2(d)(i) shall instead be made to other Members pursuant to Section 4.1 to the extent not inconsistent with this Section 4.2(d)(i). To the extent allocations of Net Loss cannot be made to any Member because of this Section 4.2(d)(i), such allocations shall be made to the Members in accordance with Section 4.1 notwithstanding this Section 4.2(d)(i).

(ii) If any Member has a deficit in its Adjusted Capital Account, such Member shall be specially allocated items of Company income and gain in the amount of such deficit as rapidly as possible; provided, however, that an allocation pursuant to this Section 4.2(d)(ii) shall be made if and only to the extent that such Member would have a deficit in its Adjusted Capital Account after all other allocations provided for in this Agreement have been tentatively made as if this Section 4.2(d)(ii) were not in this Agreement.

(e)To the extent that any item of income, gain, loss or deduction has been specially allocated pursuant to paragraph (b) or (d) of this Section 4.2 and such allocation is inconsistent with the way in which the same amount otherwise would have been allocated under Section 4.1, subsequent allocations under Section 4.1 shall be made, to the extent possible and without duplication, in a manner consistent with paragraph (a), (b), (c) or (d), which negate as rapidly as possible the effect of all such inconsistent allocations under said paragraph (b) or (d).

(f)Except to the extent otherwise required by the Code and Regulations, if any Interest in the Company or part thereof is transferred in any Fiscal Year, the items of income, gain, loss, deduction and credit allocable to such Interest for such Fiscal Year shall be apportioned between the transferor and the transferee in proportion to the number of days in such Fiscal Year the Interest is held by each of them, except that if they agree between themselves and so notify the Manager within 30 days after the transfer, then at their option and expense, (i) all items or (ii) extraordinary items, including capital gains and losses, may be allocated to the Person who held the Interest on the date such items were realized or incurred by the Company.
(g)If the Company is required to pay any amount of taxes (including withholding taxes) with respect to any of its income, such amount shall be allocated to the Members in the same manner as the income subject to such taxes is allocated; provided, however, that, to the extent that such amount is payable with respect to income allocable to some (but not all) of the Members (the “Taxable Members”), the Manager shall (i) allocate such amount to the Taxable Members, and (ii) cause a distribution to be made to all Members other than the Taxable Members in a manner which takes into account the fact that their respective allocable shares of income are not subject to the same taxes.

(h)Any allocations made pursuant to this Article 4 shall be made in the following order:
(i)Section 4.2(a);
(ii)Section 4.2(b);
(iii)Section 4.2(c);
(iv)Section 4.2(e);
(v)Section 4.2(g); and
(vi)Section 4.1, as modified by Section 4.2(d).
These provisions shall be applied as if all distributions and allocations were made at the end of the Fiscal Year. Where any provision depends on the balance of a Capital Account of any Member, such Capital Account shall be determined after the operation of all preceding provisions for the year. These allocations shall be made consistently with the requirements of Regulation § 1.704-2(j).

Section 4.3Allocations for Income Tax Purposes. The income, gains, losses, deduction and credits of the Company for any Fiscal Year shall be allocated to the Members in the same manner as Net Income and Net Loss were allocated to the Members for such Fiscal Year pursuant to Sections 4.1 and 4.2; provided, however, that solely for Federal, state and local income and franchise tax purposes and not for book or Capital Account purposes, income, gain, loss and deduction with respect to any Company asset properly carried on the Company's books at a value other than the tax basis of such Company asset shall be allocated in a manner determined in the discretion of the Manager, so as to take into account (consistently with Code section 704(c) principles) the difference between such Company asset's book basis and its tax basis.

Section 4.4Withholding. The Company shall comply with withholding requirements under Federal, state and local law and shall remit amounts withheld to and file required forms with the applicable jurisdictions. To the extent the Company is required to withhold and pay over any amounts to any authority with respect to distributions or allocations to any Member, the amount withheld shall be deemed to be, at the option of the Tax Matters Partner, either a distribution to or a demand loan by the Company to such Member in the amount of the withholding. In the event of any claimed over-withholding, Members shall be limited to an action against the applicable jurisdiction. If the amount was deemed to be a demand loan, the Company may, at its option, (a) at any time require the Member to repay such loan in cash or (b) at any time reduce any subsequent distributions by the amount of such loan. Each Member agrees to furnish the Company with any representations and forms as shall reasonably be requested by the Company to assist it in determining the extent of, and in fulfilling, its withholding obligations.
Section 4.5Allocation Adjustments. In the event an Adjustment Event occurs with respect to an Affected Member or a redemption occurs pursuant to Section 7.4 or 7.6, then such redemption shall be deemed effective as of 12:01 a.m. on the first day of the Fiscal Year in which such redemption occurs, and the Capital Account of such Affected Member shall not be allocated any Net Income or Net Loss with respect to the Units so redeemed for any period subsequent to such effective date of the redemption. Upon any redemption of Units, the sole right of the Member with respect to such redeemed Units shall be to receive payment therefor in accordance with Sections 7.4 and 7.6.

ARTICLE 5. DISTRIBUTIONS

Section 5.1Distributions. Subject to the provisions of Sections 5.2 and 5.3, the Company shall distribute Available Cash promptly following receipt thereof from Station Holdco. Any distribution made to the Members pursuant to this Section 5.1 shall be made in proportion to their Percentage Interests; provided that no amounts shall be distributed pursuant to this Section 5.1 with respect to Unvested Units and any amounts that would be distributable with respect to Unvested Units but for the proviso in this Section 5.1 shall, in the discretion of the Manager, either be retained by the Company or distributed with respect to the remaining Units.

Section 5.2Tax Distributions. Subject to Section 5.3, for each Fiscal Year, the Company shall, promptly upon receipt of any tax distributions made by Station Holdco, distribute to each Member a distribution in an amount equal to such Member's Presumed Tax Liability for such Fiscal Year or such Member's Percentage Interest in the total amount distributed by the Company pursuant to this Section 5.2 if the tax distributions made by Station Holdco to the Company are less than the aggregate Presumed Tax Liability for all Members (a “Tax Distribution”). Any amount distributed to a Member pursuant to Section 5.1 with respect to a Fiscal Year shall reduce the amount distributable to such Member as a Tax Distribution for such Fiscal Year. Any amount distributed pursuant to this Section 5.2 shall be deemed to be an advance distribution of amounts otherwise distributable to the Members pursuant to Section 5.1 and shall reduce the amounts that would subsequently otherwise be distributed to the Members pursuant to Section 5.1 in the order in which they would otherwise have been distributable. The holder of an Unvested Unit shall be entitled to distributions pursuant to this Section 5.2 to the extent it has a Presumed Tax Liability by reason of being allocated income or gain pursuant to Article 4.

Section 5.3Limitations on Distributions.

(a)Anything to the contrary herein notwithstanding:

(i)no distribution pursuant to this Agreement shall be made if such distribution would result in a violation of the Act; and

(ii)no distribution shall be made to any Member if, after giving effect to such distribution, such Member's Adjusted Capital Account (without regard to clause (y) of the definition thereof) would be less than zero.

(b)All amounts so retained by the Company shall continue to be subject to all of the debts and obligations of the Company. The Company shall make such distribution (with accrued interest actually earned thereon) as soon as such distribution would not be prohibited pursuant to this Section 5.3.

Section 5.4Reserves. The Company may establish reserves in such amounts and for such time periods as the Manager determines reasonably necessary for estimated accrued Company expenses and any contingent or unforeseen Company liabilities. When such reserves are no longer necessary, the balance may be distributed to the Members in accordance with this Article 5.

ARTICLE 6. BOOKS OF ACCOUNT, RECORDS
AND REPORTS, FISCAL YEAR

Section 6.1Books and Records. Proper and complete records and books of account shall be kept by the Company in which shall be entered fully and accurately all transactions and other matters relative to the Company's business as are usually entered into records and books of account maintained by Persons engaged in businesses of a like character, including the Capital Account established for each Member. The Company books and records shall be kept in a manner determined by the Manager in its sole discretion. The books and records shall at all times be maintained at the principal office of the Company and shall be open to the inspection and examination of the Members or their duly authorized representatives for a proper purpose as set forth in section 18-305 of the Act during reasonable business hours and at the sole cost and expense of the inspecting or examining Member. The Company shall maintain at its principal office and make available to any Member or any designated representative of any Member a list of names and addresses of all Members.

Section 6.2Annual Reports. Within 120 days after the end of each Fiscal Year, the Company shall send to each Person who was a Member at any time during such Fiscal Year a copy of Schedule K-1 to Internal Revenue Service Form 1065 (or any successor form) indicating such Member's share of the Company's income, loss, gain, expense and other items relevant for Federal income tax purposes and corresponding analogous state and local tax forms; provided, however, that such 120-day period shall be reasonably extended to the extent it is not possible to provide the materials specified in this Section 6.2 within 120 days following the end of a Fiscal Year due to the failure of third parties (including Station Holdco) to provide information necessary to prepare such materials.

Section 6.3Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) shall be the calendar year or such other period as shall be determined by the Manager; provided, however, that the last Fiscal Year of the Company shall end on the date on which the Company is terminated.

ARTICLE 7. POWERS, RIGHTS AND DUTIES OF THE MEMBERS

Section 7.1Limitations. The Members shall not participate in the management or control of the Company's business nor shall they transact any business for the Company, nor shall they have the power to act for or bind the Company, said powers being vested solely and exclusively in the Manager. The Members shall have no interest in the properties or assets of the

Manager, or any equity therein, or in any proceeds of any sales thereof (which sales shall not be restricted in any respect), by virtue of acquiring or owning an Interest in the Company.

Section 7.2Liability. Subject to the provisions of the Act, no Member shall be liable for the repayment, satisfaction or discharge of any Company liabilities in excess of the balance of such Member's Capital Account. No Member shall be personally liable for the return of any portion of the Capital Contributions (or any return thereon) of any other Member.

Section 7.3Priority. Except as otherwise provided in this Agreement, no Member shall have priority over any other Member as to Company allocations or distributions.

Section 7.4Call Right. Subject to Section 7.4(f) and any forfeiture of Units provided for herein, in the event that Station Holdco exercises its rights to call Station Holdco Profit Units held by the Company upon the termination of the employment of a Member by Station Casinos or any of its respective Affiliates for any reason or in connection with a request to Transfer Units as a result of the dissolution of the marriage of a Member or the exercise of community property rights (the “Station Holdco Call”), the Company shall promptly notify (the “Call Notice”) the applicable Member (the “Call Member”) that it will purchase such number of Vested Units held by such Member as are attributable to the Station Holdco Profit Units that are subject to the Station Holdco Call (it being understood that any Unvested Units held by the Call Member shall have been automatically forfeited for no consideration of any kind or description concurrently with the termination of such Call Member's employment with Station Casinos or its Affiliates) and that were not automatically forfeited in connection with such termination (such Vested Units, the “Called Units”) at the price and in accordance with the terms and conditions set forth below:
(a)The Call Notice shall set forth the number of Called Units and the date of closing of the purchase and sale contemplated by the Call Notice (the “Call Closing Date”), which Call Closing Date shall be substantially concurrently with the closing of the sale of Station Holdco Profit Units pursuant to the Station Holdco Call. The Call Notice shall contain a reasonably detailed description of the procedures to be taken, and the documentation to be executed, in order to effectuate the closing of the purchase and sale contemplated thereby.

(b)At the closing of the purchase and sale contemplated by the Call Notice, the Company and the Member shall enter into an agreement, in form and substance acceptable to it, to pay to the Member, in exchange for the Called Units, an amount (the “Call Purchase Price”) equal to the purchase price paid to the Company in respect of the Station Holdco Call. Such Call Purchase Price shall be payable by the Company promptly following receipt by the Company of a payment in respect of the Station Holdco Call pursuant to the Plan.

(c)Subject to the immediately succeeding sentence, the Company and the Call Member shall use their respective commercially reasonable efforts to consummate the closing of the purchase and sale contemplated by the Call Notice on the Call Closing Date. If the Company is unable or unwilling to complete the purchase of the Called Units by the date which is 30 days after the Call Closing Date, subject to extension to the extent required to comply with applicable Gaming Laws, then the Call Notice setting forth the terms of the proposed purchase and sale shall be null and void; provided, however, that the Company shall continue to have the right to deliver one or more additional Call Notices to the Members at any time thereafter in accordance with this Section 7.4 and, in connection therewith, the Company shall be entitled to exercise again each of its rights under this Section 7.4 at any such time.

(d)The cost and expense incurred in connection with the purchase and sale contemplated by this Section 7.4 (whether or not the purchase and sale is consummated) shall be borne by the Call Member and the Company in the amounts incurred by each of them.

(e)Immediately following the consummation of the purchase by the Company of the Called Units pursuant to this Section 7.4, such Called Units shall automatically be deemed to be cancelled, terminated and no longer outstanding.

(f)Notwithstanding the foregoing, it is expressly understood and agreed that each of the rights and obligations set forth in and the actions contemplated to be taken pursuant to this Section 7.4 shall, in all respects, be subject to, and qualified in their entirety by, any applicable requirements of the Gaming Laws.
Section 7.5[RESERVED]

Section 7.6Mandatory Disposition Pursuant to Gaming Laws. Each Member's Interest in the Company shall be subject to redemption or repurchase as set forth below if:

(a)Such Member is required by any Gaming Authority to divest itself of its Interest in the Company;

(b)Such Member is licensed to hold such Interest in the Company and such Gaming License is subsequently revoked (pursuant to a final determination which cannot be appealed) or such Member fails to obtain or renew any Gaming License required for it to be a holder of its Interest in the Company and such failure continues for 60 consecutive days;

(c)Such Member (i) takes any action or omits or fails to take any action, in each case, in material contravention of any Gaming Laws or any requirements of any Gaming Authority or (ii) is found (pursuant to a final determination which cannot be appealed) not to be suitable (or found to be unsuitable) or is otherwise found (pursuant to a final determination which cannot be appealed) not to be qualified under any applicable Gaming Laws and, with respect to either clause (i) or (ii) above, as applicable, the Manager determines that such actions, omissions, failures, unsuitability or inability to be qualified could reasonably be expected to adversely affect the Company; or

(d)Upon the occurrence of any of the events described in clauses (a) through (c) above with respect to a Member (an “Unsuitable Member”), subject in each case to the requirements of the Gaming Laws and the applicability of Section 3.5 hereof, which shall control upon the occurrence of an Adjustment Event, the Company shall have the right to purchase, buy back or redeem (which right shall be assignable by the Company upon the approval of the Manager), upon ten days' written notice to such Unsuitable Member, such Unsuitable Member's Interest in the Company for an amount equal to the Fair Market Value of such Interest, or such other amount as shall be determined by the Gaming Authorities, which determination shall be binding on each Member, including the Unsuitable Member. The purchase price to be paid by the Company to an Unsuitable Member to purchase, buy back or redeem such Unsuitable Member's Interest shall be paid, at the option of the Company, either (i) in cash in immediately available funds or (ii) in semi-annual payments in arrears, together with interest thereon accrued at a rate equal to the then prevailing “applicable federal rate” as determined under section 1274(d) of the Code, made ratably over the five-year period immediately succeeding the date of redemption of such Interest or such shorter period as the Company shall determine from time to time. In order to accomplish the purposes of this Section 7.6, the Company and each Member shall (i) cause to be duly executed, filed and recorded with the appropriate governmental agencies, including any Gaming Authority, such documents (including amendments to this Agreement) as may be required and (ii) take such further actions, and cause to be duly executed and delivered such further instruments, as may be appropriate in the reasonable judgment of the Manager. Immediately following the consummation of any such purchase of Units by the Company, such Units shall automatically be deemed to be cancelled, terminated and no longer outstanding.

ARTICLE 8. POWERS, RIGHTS AND DUTIES OF THE MANAGER

Section 8.1Authority.

(a)Subject to the limitations provided in this Agreement and except as specifically provided herein, the Manager shall have exclusive and complete authority and discretion to manage the operations and affairs of the Company and to make all decisions regarding the business of the Company and shall have the power to act for or bind the Company. Any action taken by the Manager shall constitute the act of and serve to bind the Company. In dealing with the Manager acting on behalf of the Company, no Person shall be required to inquire into the authority of the Manager to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of the Manager as set forth in this Agreement.

(b)The Manager shall have all rights and powers of a “manager” under the Act, and shall have all authority, rights and powers in the management of the Company business to do any and all other acts and things necessary, proper, convenient or advisable to effectuate the purposes of this Agreement.

Section 8.2Officers, Agents and Employees.

(a)Appointment and Term of Office. The Manager may appoint, and may delegate power to appoint, such officers, agents and employees as it may deem necessary or proper, who shall hold their offices or positions for such terms, have such authority and perform such duties as may from time to time be determined by or pursuant to authorization of the Manager. Except as may be prescribed otherwise by the Manager in a particular case, all such officers shall hold their offices at the pleasure of the Manager for an unlimited term and need not be reappointed annually or at any other periodic interval. Any action taken by an officer of the Company pursuant to authorization of the Manager shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on authority of such officers set forth in the authorization of the Manager. Without limiting the generality of the foregoing, the Members and the Manager hereby authorize and grant each of Frank J. Fertitta, III, Marc J. Falcone and Richard J. Haskins a power of attorney (i) to execute an IRS Form SS-4 on behalf of the Company and to take all actions necessary to obtain a federal employer identification number from the Internal Revenue Service, (ii) to execute the Certificate and any application of authority to do business as a foreign limited liability company required by the Company to do business in a jurisdiction other than Delaware and to take all actions necessary in connection with the filing of such Certificate or applications and (iii) to execute on behalf of the Company any certificate required to be filed in connection with the formation of a subsidiary of the Company and any application of authority to do business as a foreign limited liability company required by any such subsidiary to do business in a jurisdiction other than Delaware and to take all actions necessary in connection with the filing of such certificates or applications.

(b)Resignation and Removal. Any officer may resign at any time upon written notice to the Company. Any officer, agent or employee of the Company may be removed by the Manager with or without cause at any time. The Manager may delegate such power of removal as to officers, agents and employees not appointed by the Manager.

Section 8.3Company Funds. Company funds shall be held in the name of the Company and shall not be commingled with those of any other Person. Company funds shall be used only for the business of the Company.

Section 8.4Other Activities and Competition. Neither the Manager nor any of its Affiliates shall be required to manage the Company as its sole and exclusive function. The Manager shall devote such time to the Company's business as the Manager, in its sole discretion, shall deem to be necessary to manage and supervise the Company's business and affairs in an efficient manner. The Manager and its Affiliates may engage in or possess any interests in business ventures and may engage in other activities of every kind and description independently or with others in addition to those relating to the Company. Each Member authorizes, consents to and approves of such present and future activities by such Persons. Neither the Company nor any Member shall have any right by virtue of this Agreement or the relationship created hereby in or to other ventures or activities of the Manager or its Affiliates or to the income or proceeds derived therefrom.

Section 8.5Nature and Validity of Transactions with the Manager and Affiliates. The Manager or any Affiliate of the Manager may be employed or retained by the Company or any Affiliate of the Company in any capacity. The validity of any transaction, agreement or payment involving the Company and the Manager or any of its Affiliates otherwise permitted by this Agreement shall not be affected by reason of the relationship between the Manager and such Affiliate or the approval of such transaction, agreement or payment by the Manager.

Section 8.6Exculpation. No Indemnified Party shall be personally liable for the return of any portion of the Capital Contributions (or any return thereon) of any Member. The return of such Capital Contributions (or any return thereon) shall be made solely from the Company's assets. The Manager shall not, and no Member shall, be required to pay to the Company or to any Member any deficit in the Capital Account of any Member upon dissolution of the Company or otherwise. No Member shall have the right to demand or receive property other than cash for its Interest in the Company. None of the Manager nor any of its Affiliates, any member, officer, agent or employee of the Manager or any of its Affiliates nor any other Indemnified Party shall be liable, responsible or accountable in damages or otherwise to the Company or any Member for any loss incurred as a result of any act or failure to act by such Person on behalf of the Company unless such loss is finally determined by a court of competent jurisdiction to have resulted solely from such Person's fraud or willful misconduct.

Section 8.7Limits on the Power of the Manager. Anything in this Agreement to the contrary notwithstanding, no action shall be taken by the Manager, or by any officer, agent or employee of the Company, without the written consent or ratification of the specific act by all of the Members given in this Agreement or by other written instrument executed and delivered by all the Members subsequent to the date of this Agreement, which would cause or permit the Company to:

(a)knowingly make, do or perform any act, or knowingly cause any act to be made, done or performed, which would make it impossible to carry on the ordinary business of the Company;

(b)possess Company property, or assign Company property, for other than a Company purpose; or
(c)admit a Person as a Member, except as provided in this Agreement.

Section 8.8Tax Matters Partner. For purposes of section 6231(a)(7) of the Code, the “Tax Matters Partner” shall be Station Holdco LLC as long as it remains a Member of the Company and, thereafter, a Member designated by the Manager. The Tax Matters Partner shall keep the Members fully informed of any inquiry, examination or proceeding, including, without limitation, promptly notifying Members of the beginning and completion of an administrative proceeding involving the Company promptly upon such notice being received by the Tax Matters Partner.

Section 8.9Indemnification of the Manager, Officers and Agents.

(a)The Company shall indemnify and hold harmless the Manager and its Affiliates, and the former and current officers, agents and employees of the Company, the Manager and each such Affiliate (each, an “Indemnified Party”), from and against any loss, expense, damage or injury suffered or sustained by them, by reason of any acts, omissions or alleged acts or omissions arising out of their activities on behalf of the Company or in furtherance of the interests of the Company, including any judgment, award, settlement, reasonable attorneys' fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim if the acts, omissions or alleged acts or omissions upon which such actual or threatened action, proceeding or claims are based were not a result of fraud, gross negligence or willful misconduct by such Indemnified Party. Any indemnification pursuant to this Section 8.9 shall only be from the assets of the Company.

(b)Expenses (including attorneys' fees) incurred by an Indemnified Party in a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding; provided that if an Indemnified Party is advanced such expenses and it is later determined that such Indemnified Party was not entitled to indemnification with respect to such action, suit or proceeding, then such Indemnified Party shall reimburse the Company for such advances. No amendment, modification or deletion of this Section 8.9 shall apply to or have any effect on the right of any Indemnified Party to indemnification for or with respect to any acts or omissions of such Indemnified Party occurring prior to such amendment, modification or deletion.

Section 8.10Liability. The Manager shall not be liable for the repayment, satisfac-tion or discharge of any Company liabilities.

Section 8.11Expenses. The Company shall pay for all expenses incurred in connection with the operation of the Company's business. The Members, Manager, officers, agents and employees of the Company shall be entitled to receive out of Company funds reimbursement of all Company expenses expended by such Persons.

Section 8.12Standard of Care. Notwithstanding anything to the contrary set forth in this Agreement or under applicable law, neither the Manager nor any officer of the Company shall be liable to the Company, any Member, any Assignee or any other equity holder in or creditor of the Company for any action taken on behalf of the Company, except for such actions as constitute fraud or willful misconduct. To the extent that the Manager or an officer of the Company has any liabilities or duties at law or in equity, including fiduciary duties or other standard of care, more expansive than those set forth in this Section 8.12, such liabilities and duties are hereby limited, to the extent permitted under the Act, to those set forth in the first sentence of this Section 8.12.

Section 8.13Replacement Manager. From time to time, the Manager may appoint a replacement or successor Manager to perform the duties of Manager hereunder.

ARTICLE 9. TRANSFERS OF INTEREST BY MEMBERS

Section 9.1General.

(a)    No Member may sell, assign, pledge or in any manner dispose of or create or suffer the creation of a security interest in or any encumbrance on all or a portion of its Interest in the Company, including pursuant to applicable law, including the laws of intestacy, by will or descent or pursuant to an agreement, settlement or order entered into in connection with the dissolution of a marriage or the exercise of community property rights, without the consent of the Manager, which may be withheld or denied in the sole discretion of the Manager. In the event that any Transfer of Units is requested in connection with the dissolution of the marriage of any Member or the exercise of community property rights, the Units that are subject to such request shall be subject to the call described in Section 7.9 hereof.

Section 9.2Indirect Transfers. Notwithstanding anything to the contrary herein, if any Member is an entity that was formed solely for the purpose of acquiring an Interest or that has no substantial assets other than an Interest, such Member agrees that (a) its common stock, membership interests, partnership interests or other equity interests (and common stock, membership interests, partnership interests or other equity interests in any similar entities controlling such Member) will note the restrictions contained in this Article 9 and (b) no common stock, membership interests, partnership interests or other equity interests of such Member may be transferred to any Person other than in accordance with the terms and provisions of this Article 9, as if such common stock, membership interests, partnership interests or other equity interests were Interests and the holders thereof were Members.

Section 9.3Gaming Approvals. Notwithstanding anything to the contrary set forth in this Article 9 or this Agreement generally, no Person may be admitted as a Member, and no Units in the Company may be issued, transferred or pledged without the prior approval of each Gaming Authority (to the extent such approval is required) and otherwise in compliance with all applicable Gaming Laws and with the Gaming Licenses of the Company, Station Holdco, Station Casinos and any of their respective Affiliates.

ARTICLE 10. RESIGNATION OF MEMBERS;
TERMINATION OF COMPANY; LIQUIDATION
AND DISTRIBUTION OF ASSETS

Section 10.1Resignation of Members. Except as otherwise specifically permitted in this Agreement, a Member may not resign, retire or withdraw from the Company unless agreed to in writing by the Manager. The Manager shall reflect any such withdrawal by preparing and executing an amendment to this Agreement, dated as of the date of such withdrawal, and the withdrawing Member (or such Member's successors-in-interest) shall have none of the powers of a Member hereunder and shall only have such rights of an assignee of a limited liability company interest under the Act as are consistent with the other terms and provisions of this Agreement and with no other rights under this Agreement. The Manager may, in its sole discretion, cause the Company to distribute to the withdrawing Member the balance in its Capital Account on the date of withdrawal. Upon the distribution to the withdrawing Member of the balance in his Capital Account, the withdrawing Member shall have no further rights with respect to the Company. Any Member resigning, retiring or withdrawing in contravention of this Section 10.1 shall indemnify, defend and hold harmless the Company, the Manager and all other Members from and against any losses, expenses, judgments, fines, settlements or damages suffered or incurred by the Company or any such other Member arising out of or resulting from such resignation, retirement or withdrawal.

Section 10.2Dissolution of Company.

(a)The Company shall be dissolved, wound up and terminated as provided herein upon the first to occur of the following:

(i)a decree of dissolution of the Court of Chancery of the State of Delaware pursuant to section 18-802 of the Act;

(ii)the determination of the Manager to dissolve the Company; or

(iii)the occurrence of any other event that would make it unlawful for the business of the Company to be continued.

Except as expressly provided herein or as otherwise required by the Act, the Members shall have no power to dissolve the Company.

(b)In the event of the dissolution of the Company for any reason, the Manager or a liquidating agent or committee appointed by the Manager shall act as a liquidating agent (the Manager or such liquidating agent or committee, in such capacity, is hereinafter referred to as the “Liquidator”) and shall commence to wind up the affairs of the Company and to liquidate the Company assets. The Members shall continue to share all income, losses and distributions during the period of liquidation in accordance with Articles 4 and 5. The Liquidator shall have full right and unlimited discretion to determine the time, manner and terms of any sale or sales of Company assets pursuant to such liquidation, giving due regard to the activity and condition of the relevant market and general financial and economic conditions.

(c)The Liquidator shall have all of the rights and powers with respect to the assets and liabilities of the Company in connection with the liquidation and termination of the Company that the Manager would have with respect to the assets and liabilities of the Company during the term of the Company, and the Liquidator is hereby expressly authorized and empowered to execute any and all documents necessary or desirable to effectuate the liquidation and termination of the Company and the transfer of any Company assets.

(d)Notwithstanding the foregoing, a Liquidator which is not a Member shall not be deemed a Member and shall not have any of the economic interests in the Company of a Member; and such Liquidator shall be compensated for its services to the Company at normal, customary and competitive rates for its services to the Company, as reasonably determined by the Manager.

Section 10.3Distribution in Liquidation. The Company's assets shall be applied in the following order of priority:

(a)first, to pay the costs and expenses of the winding up, liquidation and termination of the Company;
(b)second, to creditors of the Company, in the order of priority provided by law, including fees, indemnification payments and reimbursements payable to the Members or their Affiliates, but not including those liabilities (other than liabilities to the Members for any expenses of the Company paid by the Members or their Affiliates, to the extent the Members are entitled to reimbursement hereunder) to the Members in their capacity as Members;

(c)third, to establish reserves reasonably adequate to meet any and all contingent or unforeseen liabilities or obligations of the Company; provided, however, that at the expiration of such period of time as the Liquidator may deem advisable, the balance of such reserves remaining after the payment of such contingencies or liabilities shall be distributed as hereinafter provided; and

(d)fourth, the remainder to the Members in accordance with Section 5.1 hereof.

If the Liquidator, in its sole discretion, determines that Company assets other than cash are to be distributed, then the Liquidator shall cause the Value of the assets not so liquidated to be determined (with any such determination normally made by the Manager in accordance with the definition of “Value” being made instead by the Liquidator). Such assets shall be retained or distributed by the Liquidator as follows:
(i)the Liquidator shall retain assets having a value, net of any liability related thereto, equal to the amount by which the cash net proceeds of liquidated assets are insufficient to satisfy the requirements of clauses (a), (b), and (c) of this Section 10.3; and

(ii)the remaining assets shall be distributed to the Members in the manner specified in clause (d) of this Section 10.3.

If the Liquidator, in its sole discretion, deems it not feasible or desirable to distribute to each Member its allocable share of each asset, the Liquidator may allocate and distribute specific assets to one or more Members as the Liquidator shall reasonably determine to be fair and equitable, taking into consideration, inter alia, the Value of such assets and the tax consequences of the proposed distribution upon each of the Members (including both distributees and others, if any). Any distributions in-kind shall be subject to such conditions relating to the disposition and management thereof as the Liquidator deems reasonable and equitable.

Section 10.4Final Reports. Within a reasonable time following the completion of the liquidation of the Company's assets, the Liquidator shall deliver to each of the Members a statement which shall set forth the assets and liabilities of the Company as of the date of complete liquidation and each Member's portion of distributions pursuant to Section 10.3.

Section 10.5Rights of Members. Each Member shall look solely to the Company's assets for all distributions with respect to the Company and such Member's Capital Contribution (including return thereof), and such Member's share of profits or losses thereon, and shall have no recourse therefor (upon dissolution or otherwise) against any other Member or the Manager. No Member shall have any right to demand or receive property other than cash upon dissolution and termination of the Company.

Section 10.6Deficit Restoration. Notwithstanding any other provision of this Agreement to the contrary, upon liquidation of a Member's Interest in the Company (whether or not in connection with a liquidation of the Company), no Member shall have any liability to restore any deficit in its Capital Account. In addition, no allocation to any Member of any loss, whether attributable to depreciation or otherwise, shall create any asset of or obligation to the Company, even if such allocation reduces the Capital Account of any Member or creates or increases a deficit in such Capital Account; it is also the intent of the Members that no Member shall be obligated to pay any such amount to or for the account of the Company or any creditor of the Company. No creditor of the Company is intended as a third-party beneficiary of this Agreement nor shall any such creditor have any rights hereunder.

Section 10.7Termination. The Company shall terminate when all property owned by the Company shall have been disposed of and the assets shall have been distributed as provided in Section 10.3. The Liquidator shall then execute and cause to be filed a Certificate of Cancellation of the Company.

ARTICLE 11. NOTICES AND VOTING

Section 11.1Notices. All notices, demands or requests required or permitted under this Agreement must be in writing, and shall be made by hand delivery, certified mail, overnight courier service, electronic mail or facsimile to the address, electronic mail address or facsimile number set forth below such Member's name on its signature page hereto, but any party may designate a different address, electronic mail address or facsimile number by a notice similarly given to the Company. Any such notice or communication shall be deemed given when delivered by hand, if delivered on a Business Day, the next Business Day after delivery by hand if delivered by hand on a day that is not a Business Day; 4 Business Days after being deposited in the United States mail, postage prepaid, return receipt requested, if mailed; on the next Business Day after being deposited for next day delivery with Federal Express or a similar overnight courier; when receipt is acknowledged, whether by facsimile confirmation or return electronic mail, if sent by facsimile or electronic mail on a Business Day; and the next Business Day following the day on which receipt is acknowledged whether by facsimile confirmation or return electronic mail, if sent by facsimile or electronic mail on a day that is not a Business Day.

Section 11.2Voting. The Members shall not be entitled to any voting rights.

ARTICLE 12. AMENDMENT OF AGREEMENT

Section 12.1Amendments. Amendments to this Agreement may be made by the Manager without the consent of any Member, including, without limitation, any amendment entered into in connection with the issuance of additional Units.

Section 12.2Amendment of Certificate. In the event that this Agreement shall be amended pursuant to this Article 12, the Manager shall amend the Certificate to reflect such change if the Manager deems such amendment of the Certificate to be necessary or appropriate.

Section 12.3Power of Attorney. Each Member hereby irrevocably constitutes and appoints the Manager as its true and lawful attorney-in-fact, with full power of substitution, in its name, place and stead to make, execute, sign, acknowledge (including swearing to), verify, deliver, record and file, on its behalf, the following: (i) any amendment to this Agreement which complies with the provisions of Section 12.1 of this Agreement; (ii) the Certificate and any amendment thereof required because this Agreement is amended, including an amendment to effectuate any change in the membership of the Company or in the Capital Contributions of the Members; (iii) any forfeiture, purchase or Transfer of Interests pursuant to Section 3.6, 7.4 or 7.6; and (iv) any withdrawal, resignation or retirement pursuant to Section 10.1. This power of attorney is a special power of attorney and is coupled with an interest in favor of the Manager and, as such: (i) shall be irrevocable and continue in full force and effect notwithstanding the subsequent death or incapacity of any party granting this power-of-attorney, regardless of whether the Company or the Manager shall have had notice thereof; (ii) may be exercised for a Member by facsimile signature of the Manager or, after listing all of the Members, including such Member, by a single signature of the Manager acting as attorney-in-fact for all of them; and (iii) shall survive the delivery of an assignment by a Member of the whole or any portion of its Interest in the Company, except that where the assignee thereof has been approved by the Manager for admission to the Company as a Substituted Member, this power-of-attorney given by the assignor shall survive the delivery o

f such assignment for the sole purpose of enabling the Manager to execute, acknowledge, and file any instrument necessary to effect such substitution.

ARTICLE 13. MISCELLANEOUS

Section 13.1Confidentiality. Each Member agrees that, except with the prior written consent of the Manager, it shall at all times keep confidential and not divulge, furnish or make accessible to anyone any confidential information, knowledge or data concerning or relating to the business or financial affairs of the other parties to which such party has been or shall become privy by reason of this Agreement, discussions or negotiations relating to this Agreement or the relationship of the parties contemplated hereby. The provisions of this Section 13.1 shall survive termination of this Agreement.

Section 13.2Entire Agreement. This Agreement, the Station Holdco LLC Agreement, the Plan and, with respect to each Member, the Award Agreement or Award Agreements executed by such Member constitute the entire agreement among the parties with respect to the subject matter hereof. Such agreements and instruments supersede any prior agreement or understandings among them with respect to the subject matter hereof. This Agreement may not be modified or amended in any manner other than as set forth herein.

Section 13.3Governing Law. This Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the law of the State of Delaware.

Section 13.4Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced as a result of any rule of law or public policy, all other terms and other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the greatest extent possible.
Section 13.5Effect. Except as herein otherwise specifically provided, this Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, successors and permitted assigns.

Section 13.6Captions. Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision hereof.

Section 13.7Counterparts. This Agreement may contain more than one counterpart of the signature page and this Agreement may be executed by the affixing of the signatures of each of the Members to one of such counterpart signature pages. All of such counterpart signatures pages shall be read as though one, and they shall have the same force and effect as though all of the signers had signed a single signature page.

Section 13.8Waiver of Partition. The Members hereby agree that the Company assets are not and will not be suitable for partition. Accordingly, each of the Members hereby irrevocably waives any and all rights (if any) that such Member may have to maintain any action for partition of any of such assets.

Section 13.9Waiver of Trial by Jury. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER ARISING HEREUNDER.

Section 13.10Waiver of Judicial Dissolution. The Manager and each Member agrees that irreparable damage would occur if the Manager or any Member should bring or have brought on its behalf an action for judicial dissolution of the Company. Accordingly, the Manager and each Member accepts the provisions under this Agreement as such Member's sole entitlement on dissolution of the Company and waives and renounces all rights to seek or have sought for such Member a court decree of dissolution or to seek the appointment by a court of a liquidator for the Company.

Section 13.11Binding Arbitration. Any dispute, claim or controversy arising out of or relating to this Agreement that cannot be resolved amicably by the parties, including the scope or applicability of this agreement to arbitrate, shall be determined by binding arbitration pursuant to section 349 of the Rules of the Court of Chancery of the State of Delaware if it is eligible for such arbitration. If the dispute claim or controversy is not eligible for such arbitration, it shall be settled by arbitration administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Rules and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Any AAA arbitration proceeding shall be conducted in the Las Vegas, Nevada. The AAA arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including the issuance of an injunction or other equitable relief. However, any party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction hereof and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party to an arbitration pursuant to this Section 13.11 nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties. All proceedings and all documents prepared in connection with any arbitration pursuant to this Section 13.11 shall be confidential and, unless otherwise required by law or regulation, the subject matter and content thereof shall not be disclosed to any Person other than the parties to the proceedings, their counsel, witnesses and experts, the arbitrator and, if involved, the court and court staff.

LIMITED LIABILITY COMPANY AGREEMENT OF
SH EMPLOYEECO LLC
IN WITNESS WHEREOF, the undersigned Manager has caused this counterpart signature page to the Limited Liability Company Agreement of SH Employeeco LLC to be duly executed as of the date first above written.

STATION HOLDCO LLC

By: /s/ Thomas M. Friel
Name:     Thomas M. Friel
Title:    Executive Vice President and Treasurer

Address for Notices:

1505 S. Pavilion Center Dr.
Las Vegas, NV 89135
Attn:    Richard J. Haskins

Phone:    (702) 495-4256
Fax:    (702) 495-3310
E-mail:     rhaskins@fertitta.com